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Exhibit (99)(a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Lifecore Biomedical, Inc.

at

$17.00 Net Per Share

by

SBT Acquisition Inc.,

a wholly owned subsidiary of

SBT Holdings Inc.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MARCH 20, 2008, UNLESS THE OFFER IS EXTENDED.

February 21, 2008

To Our Clients:

        Enclosed for your information is an Offer to Purchase, dated February 21, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), relating to the offer by SBT Acquisition Inc., a Minnesota corporation ("Purchaser") and a wholly owned subsidiary of SBT Holdings Inc., a Delaware corporation ("Parent"), to purchase all of the outstanding shares of common stock, par value $0.01 per share ("Shares"), of Lifecore Biomedical, Inc., a Minnesota corporation ("Lifecore"), at a price of $17.00 per Share, net to the seller in cash (the "Offer Price"), without interest and less any required withholding taxes, if any, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is Lifecore's Solicitation/Recommendation Statement on Schedule 14D-9.

        The purpose of the Offer is for Parent, through the Purchaser, to acquire control of, and the entire equity interest in, Lifecore. If the Offer is consummated, and certain conditions are satisfied or waived, Purchaser will be merged with and into Lifecore and Lifecore will be the surviving corporation.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

          l.      The offer price is $17.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, if any, upon the terms and subject to the conditions of the Offer.

          2.     The Offer is being made for all outstanding Shares.

          3.     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 15, 2008 (the "Merger Agreement"), among Parent, Purchaser and Lifecore, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Lifecore, and Lifecore will be the surviving corporation (the "Merger"). At the effective time of the Merger each outstanding Share (other than Shares held by Parent or Purchaser or any wholly owned subsidiary of Parent and Shares that are owned by shareholders who have perfected and not withdrawn a demand for dissenters' rights pursuant to the provisions of the Minnesota Business Corporation Act) will, by virtue of the Merger and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, if any, equal to the Offer Price, payable to the holder thereof upon surrender of the certificate formerly representing such Share.

          4.     The board of directors of Lifecore has duly and unanimously (i) determined that it was in the best interests of Lifecore and its shareholders, and declared it advisable, to enter into the Merger Agreement with Parent and Purchaser; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the shareholders of Lifecore accept the Offer and tender their Shares to Purchaser pursuant to the Offer. Accordingly, the board of directors of Lifecore unanimously recommends that shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

          5.     The Offer is not subject to any financing conditions. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration of the Offer that number of Shares which represents at least a majority of the total number of Shares outstanding immediately prior to the expiration of the Offer on a fully diluted basis (the "Minimum Condition"). The Offer is also subject to certain other conditions. See "The Offer—Section 13. Conditions of the Offer" in the Offer to Purchase.

          Purchaser reserves the right, from time to time, and subject to certain restrictions, to waive any of the conditions to the Offer, increase the Offer Price or modify the terms of the Offer. Purchaser has agreed, however, pursuant to the Merger Agreement, that Purchaser will not, without the prior written consent of Lifecore, (i) decrease the Offer Price or change the form of consideration payable in the Offer; (ii) decrease the number of Shares sought to be purchased in the Offer; (iii) amend or waive satisfaction of the Minimum Condition; (iv) impose conditions to the Offer in addition to the conditions to the Offer set forth in the Merger Agreement; or (v) amend the conditions to the Offer in any manner that is adverse to the holders of the Shares.

          6.     The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on March 20, 2008, or any later time to which Purchaser, subject to the terms of the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, so extended, expires.

          7.     Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse side of this letter. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse side of this letter.

        Payment for Shares will in all cases be made only after such Shares are tendered and accepted by Purchaser for payment pursuant to the Offer and the timely receipt by Wells Fargo Bank, N.A. (the

"Depositary"), of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Purchaser is not aware of any other state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state.

INSTRUCTIONS WITH RESPECT TO THE

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

LIFECORE BIOMEDICAL, INC.

at

$17.00 Net Per Share

by

SBT Acquisition Inc.,

a wholly owned subsidiary of

SBT Holdings Inc.

        The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated February 21, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal ("Letter of Transmittal") relating to the shares of common stock, par value $0.01 per share (the "Shares"), of Lifecore Biomedical, Inc. This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

Number of Shares Tendered:	.**
SIGN HERE
Signature(s):

Please type or print Name(s):

Tax Identification Number(s) or Social Security Number(s):

Address(es):

Area Code and Telephone No(s):

Dated:	, 2008

**
Unless otherwise indicated, it will be assumed that all of your Shares are to be tendered.

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  Exhibit (99)(a)(1)(E)
Offer to Purchase for Cash All Outstanding Shares of Common Stock of Lifecore Biomedical, Inc. at $17.00 Net Per Share by SBT Acquisition Inc., a wholly owned subsidiary of SBT Holdings Inc.
INSTRUCTIONS WITH RESPECT TO THE Offer to Purchase for Cash All Outstanding Shares of Common Stock of LIFECORE BIOMEDICAL, INC. at $17.00 Net Per Share by SBT Acquisition Inc., a wholly owned subsidiary of SBT Holdings Inc.